As filed with the Securities and Exchange Commission on March 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALDEYRA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-1968197
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd C. Brady, M.D., Ph.D.

President and Chief Executive Officer

Aldeyra Therapeutics, Inc.

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(781) 761-4904

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jay K. Hachigian

Keith J. Scherer

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

(617) 648-9100

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do no check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	211,528	$10.74	$2,271,810.72	$263.99
Common Stock, par value $0.001 per share underlying warrant	211,528	$10.74	$2,271,810.72	$263.99
Total	423,056	$10.74	$4,543,621.44	$527.98

(1)	Represents shares offered by the selling stockholder. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by selling stockholder.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the Registrant’s common stock on March 23, 2015, as quoted on the NASDAQ Capital Market.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2015

PRELIMINARY PROSPECTUS

Aldeyra Therapeutics, Inc.

423,056 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder identified in this prospectus of up to 211,528 shares of our common stock that we sold to the selling stockholder and 211,528 shares of common stock that are issuable upon the exercise of an outstanding warrant to purchase our common stock issued to the selling stockholder in connection with a private placement completed on January 21, 2015. We will not receive any proceeds from the sale of these shares by the selling stockholder.

We are not selling any shares of common stock and will not receive any proceeds from the sale of the shares under this prospectus. Upon the exercise of the warrant for 211,528 shares of our common stock by payment of cash, however, we will receive the exercise price of the warrant, which is $9.50 per share.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholder will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of shares of our common stock.

The selling stockholder identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 15. For a list of the selling stockholder, see the section entitled “Selling Stockholder” on page 13.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is traded on The NASDAQ Capital Market under the symbol “ALDX.” On March 26, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $10.40 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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SUMMARY

This summary highlights information contained or incorporated by reference elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, and in “Risk Factors” beginning on page 5, before deciding whether to purchase shares of our common stock. Unless the context otherwise requires, we use the terms “Aldeyra,” the “company,” “we,” “us” and “our” in this prospectus to refer to Aldeyra Therapeutics, Inc.

Company Overview

Aldeyra was formed as a Delaware corporation in 2004, and from inception until December 20, 2012, we operated as Neuron Systems, Inc. and from December 2012 until March 2014 we operated as Aldexa Therapeutics, Inc. Since our incorporation, we have devoted substantially all of our resources to the preclinical and clinical development of our product candidates. Our ability to generate revenues largely depends upon our ability, alone or with others, to complete the development of our product candidates to obtain the regulatory approvals for and to manufacture, market and sell our products and product candidates. The results of our operations will vary significantly from year-to-year and quarter-to-quarter and depend on a number of factors, including risks related to our business and industry, risks relating to intellectual property and other legal matters, risks related to our common stock, and other risks that are detailed in the section of this annual report on Form 10-K entitled “Risk Factors.”

We are a biotechnology company focused primarily on the development of new products for immune-mediated, inflammatory, orphan and other diseases that are thought to be caused in part by naturally occurring toxic chemical species known as free aldehydes. We have developed a series of product candidates that are designed specifically to trap and allow for the degradation of free aldehydes. In 2015, we began clinical testing of our most advanced product candidate, NS2, in diseases with significant unmet medical need where we believe aldehyde trapping may improve symptoms and slow or prevent disease progression. Since the diseases we plan to study are rare, we intend to request orphan drug designation from the United States Food and Drug Administration (FDA).

We initiated a clinical trial of NS2, for the treatment of a disease called Sjögren-Larsson Syndrome (SLS), a rare condition that we believe afflicts approximately 1,000 patients in the United States. The disease is caused by mutations in an enzyme that metabolizes free fatty (generally 16-18 carbon) aldehydes, resulting in high levels of toxic aldehydes that are the suspected cause of severe skin disease, mental delay, spasticity, and, in some patients, retinal dysfunction. NS2 has demonstrated fatty aldehyde trapping in human skin cells in preclinical studies. In order to attempt to improve the dermatologic symptoms of SLS, we initiated Phase II clinical testing of NS2 applied topically to the skin of SLS patients in March 2015. We are not aware of any therapy for SLS that has been approved by the FDA.

Preclinical testing with NS2 suggests that aldehyde trapping has the potential to improve symptoms related to and slow or prevent the progression of a variety of other diseases by reducing inflammation, promoting healing, diminishing the potential for scarring, and protecting a key lipid (fat) that is involved in lubricating the surface of the eye and preventing skin dryness.

We believe that inflammatory diseases of the eye may also be mediated in part by free aldehyde toxicity. We have developed an eye drop formulation of NS2 that has completed Phase I clinical testing for safety and tolerability in healthy volunteers. In March 2015, we initiated a Phase II clinical trial of the NS2 eye drop formulation in a serious and, we believe, poorly treated ocular disease called noninfectious anterior uveitis. In noninfectious anterior uveitis, aldehydes may mediate, at least in part, inflammation, fibrotic changes, and lipid destruction leading to dryness and surface irritation. Patients with noninfectious anterior uveitis generally experience severe pain, sensitivity to light, and vision loss. We believe that novel medications are needed to improve symptoms and deter disease progression, especially in order to reduce dependence on topical corticosteroids, which can lead to cataracts (ocular lens opacities resulting in vision impairment) and glaucoma (increased intraocular pressure that can, in some cases, lead to blindness).

In 2015, we may initiate clinical trials with NS2 in other diseases thought to be mediated in part by free aldehydes, and we may initiate development of injectable or oral formulations of NS2 for diseases for which we believe systemic aldehyde trapping may provide therapeutic benefit.

Risks Associated with Our Business

An investment in our common stock involves a high degree of risk. Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of these risks include the following:

•	We have incurred significant operating losses since our inception, and we expect to incur significant losses for the foreseeable future. We may never become profitable or, if achieved, be able to sustain profitability.

•	Our business is dependent in large part on the success of a single product candidate, NS2. We cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, NS2.

•	Because we have limited experience developing clinical-stage compounds, there is a limited amount of information about us upon which you can evaluate our product candidates and business prospects.

•	If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop and commercialize NS2 and our other product candidates.

•	The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate we or any of our future development partners advance into clinical trials, including NS2, may not have favorable results in later clinical trials, if any, or receive regulatory approval.

•	Because NS2 and our other product candidates are, to our knowledge, new chemical entities, it is difficult to predict the time and cost of development and our ability to successfully complete clinical development of these product candidates and obtain the necessary regulatory approvals for commercialization.

•	Aldehyde trapping is an unproven approach, the safety and efficacy of which has not been demonstrated in humans.

•	NS2 and our other product candidates are subject to extensive regulation, compliance with which is costly and time consuming, and such regulation may cause unanticipated delays, or prevent the receipt of the required approvals to commercialize our product candidates.

•	Any termination or suspension of, or delays in the commencement or completion of, our planned clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

•	Any product candidate we or any of our future development partners advance into clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent its regulatory approval or commercialization or limit its commercial potential.

•	If our competitors develop treatments for the target indications of our product candidates that are approved more quickly than ours, marketed more successfully or demonstrated to be safer or more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

•	We are currently highly dependent on the services of our three senior employees and certain key consultants.

•	Even if we receive regulatory approval for NS2 or any other product candidate, we still may not be able to successfully commercialize it and the revenue that we generate from its sales, if any, could be limited.

For further discussion of these and other risks you should consider before making an investment in our common stock, see the section titled “Risk Factors” beginning on page 5 of this prospectus.

Our Corporate Information

Our principal executive offices are located at 131 Hartwell Avenue, Suite 320, Lexington, MA 02421, and our telephone number is (781) 761-4904. On March 17, 2014, we changed our name from Aldexa Therapeutics, Inc. to Aldeyra Therapeutics, Inc. Our website address is www.aldeyra.com. Our website and the information contained in, or accessible through, our website will not be deemed to be incorporated by reference into this prospectus and does not constitute part of this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in gross revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	exemption from complying with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act, regarding the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding the company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements not previously approved.

We may take advantage of these provisions until December 31, 2019, or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual gross revenue, the date at which we become a large accelerated filer, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We have irrevocably elected not to avail ourselves of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Private Placement of Common Stock and Warrant

On January 21, 2015, we completed a private placement of 211,528 shares of common stock, $0.001 par value per share, and a warrant to purchase 211,528 shares of our common stock at an exercise price per share of $9.50, with a term of three years from the date of issuance resulting in net proceeds of approximately $2.0 million. We are using the proceeds from the private placement for working capital and general corporate purposes. As part of this private placement, we entered into a registration rights agreement with the purchasers pursuant to which we agreed to file a registration statement to register for resale the shares of common stock sold in the private placement, including the shares underlying the warrant sold in the private placement, within 75 days following the closing of the private placement. We are required to use our commercially reasonable best efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended, as soon as practicable, but in no event later than 120 days after the closing date (or 150 days in the event of a full review of the shelf registration statement by the Securities and Exchange Commission). We agreed to keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act of 1933, without the need for current public information or other restriction. The issuance of the shares of common stock and the warrant in connection with the private placement was exempt from registration under the Securities Act of 1933, as amended, pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

THE OFFERING

Common stock offered by the selling stockholder	423,056 shares, including 211,528 shares of our common stock issuable upon exercise of a warrant at an exercise price of $9.50 per share

Common stock outstanding	6,890,021 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NASDAQ Capital Market symbol	“ALDX”

The number of shares of our common stock outstanding is based on 5,565,413 shares of our common stock outstanding as of December 31, 2014, plus the 211,528 shares of our common stock issued to the selling stockholder in January 2015 in a private placement and 1,113,080 shares of our common stock issued to accredited investors in a prior private placement in January 2015 and excludes the following:

•	874,032 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2014, at a weighted-average exercise price of approximately $3.10 per share;

•	360,810 shares of common stock reserved for future grants under our 2014 Equity Incentive Plan as of December 31, 2014, plus an additional 222,617 shares of common stock added to the plan on January 1, 2015 (subject to automatic annual adjustment in accordance with the terms of the plan);

•	60,000 shares of our common stock issuable upon exercise of warrants at an exercise price of $10.00 per share; and

•	1,324,608 shares of our common stock issuable upon exercise of warrants at an exercise price of $9.50 per share, 211,528 of which are held by the selling stockholder.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above.

RISK FACTORS

Investing in our common stock involves risks including, without limitation, those set forth below. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the risks described below or in any document incorporated by reference herein actually occurs, our business, financial condition and results of operations would likely suffer. In that event, the market price of our common stock could decline and investors in our common stock could lose all or part of their investment. You should carefully consider all of the information set forth in this prospectus and the documents incorporated by reference herein and annexed hereto, and, in particular, the risk factors described in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2014, filed with the SEC, which are incorporated by reference into this prospectus, with your respective legal counsel, tax and financial advisors and/or accountants prior to purchasing our common stock.

Risks Related to Ownership of Our Common Stock

An active trading market for our common stock may not develop or be sustained and investors may not be able to resell their shares at or above the price at which they purchased them.

We have a limited history as a public company. An active trading market for our shares may never develop or be sustained. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the price they paid or at the time that they would like to sell. In addition, an inactive market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration, which, in turn, could harm our business.

The trading price of the shares of our common stock could be highly volatile, and purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price they paid. The market price for our common stock may be influenced by many factors, including:

•	our ability to enroll patients in our planned clinical trials;

•	results of the clinical trials, and the results of trials of our competitors or those of other companies in our market sector;

•	regulatory developments in the United States and foreign countries;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems, especially in light of current reforms to the United States healthcare system;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of securities analysts’ reports or recommendations;

•	sales of our stock by insiders and 5% stockholders;

•	trading volume of our common stock;

•	general economic, industry and market conditions other events or factors, many of which are beyond our control;

•	additions or departures of key personnel; and

•	intellectual property, product liability or other litigation against us.

In addition, in the past, stockholders have initiated class action lawsuits against biotechnology and pharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our clinical trial and development programs;

•	addition or termination of clinical trials;

•	any intellectual property infringement lawsuit in which we may become involved;

•	regulatory developments affecting NS2 and our other product candidates;

•	our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements;

•	nature and terms of stock-based compensation grants; and

•	derivative instruments recorded at fair value.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.

Our failure to meet the continued listing requirements of The NASDAQ Capital Market could result in a delisting of our common stock.

If we fail to satisfy the continued listing requirements of The NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to de-list our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on The NASDAQ Capital Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We may allocate our cash and cash equivalents in ways that you and other stockholders may not approve.

Our management will have broad discretion in the application of our cash and cash equivalents. Because of the number and variability of factors that will determine our use of our cash and cash equivalents, their ultimate use may vary substantially from their currently intended use. Our management might not apply our cash and cash equivalents in ways that ultimately increase the value of your investment. We expect to use of our cash and cash equivalents to fund our planned clinical trials of NS2, development of other molecules that may relate to our aldehyde trapping platform, and the remainder for working capital and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest our cash and cash equivalents in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash and cash equivalents in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Because a small number of our existing stockholders own a majority of our voting stock, your ability to influence corporate matters will be limited.

As of December 31, 2014, our executive officers, directors and greater than 5% stockholders, in the aggregate, own approximately 84.0% of our outstanding common stock. As a result, such persons, acting together, will have the ability to control our management and affairs and substantially all matters submitted to our stockholders for approval, including the election and removal of directors and approval of any significant transaction. These persons will also have the ability to control our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may delay or prevent an acquisition of us or a change in our management. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	creating a staggered board of directors;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	permitting our board of directors to accelerate the vesting of outstanding option grants upon certain transactions that result in a change of control; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirors to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividend on our common stock and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, our loan and security agreement with Square 1 Bank currently prohibits us from paying dividends on our equity securities, and any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

A substantial number of shares of our common stock could be sold into the public market in the near future, which could depress our stock price.

Sales of substantial amounts of our common stock in the public market could reduce the prevailing market prices for our common stock. Substantially all of our outstanding common stock are eligible for sale as are common stock issuable under vested and exercisable stock options. If our existing stockholders sell a large number of shares of our common stock, or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could decline significantly. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if we become a large accelerated filer, if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are incurring significant increased costs and demands upon management as a result of operating as a public company.

As a public company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which require, among other things, that we file with the Securities and Exchange Commission, or the SEC, annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC, and The NASDAQ Capital Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Recent legislation permits smaller “emerging growth companies” to implement many of these requirements over a longer period and up to five years from our Initial Public Offering. We intend to continue to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to continue to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management is required to report upon the effectiveness of our internal control over financial reporting. When and if we are a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff.

Historically, we have not had sufficient accounting and supervisory personnel with the appropriate level of technical accounting experience and training necessary or adequate formally documented accounting policies and procedures to support, effective internal controls. We have previously identified a material weakness (as defined under the Exchange Act definition of internal controls over financial reporting) in the design and operation of our internal controls over financial reporting for non-routine complex transactions, stock-based compensation transactions, and the disclosure requirements relating to these transactions. Under the Exchange Act, a material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls. Specifically, as neither of our employees at the time were accountants or had served as corporate financial or accounting officers, our internal controls over the accounting and financial reporting of non-routine complex transactions and stock-based compensation transactions did not meet all standards applicable to companies with publicly traded securities.

We have since hired a full time chief financial officer, have implemented the process of formally documenting, reviewing, and improving our internal controls over financial reporting and have made efforts to improve our internal controls and accounting policies and procedures and believe that as of December 31, 2014 that we have remediated the material weakness. However, we may identify deficiencies and weaknesses or fail to remediate previously identified deficiencies in our internal controls. If material weaknesses or deficiencies in our internal controls exist and go undetected or unremediated, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our future reporting obligations and cause the price of our common stock to decline.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We currently have limited research coverage by securities and industry analysts. If other securities or industry analysts do not commence coverage of our company, the trading price for our stock could be negatively impacted. If one or more of the analysts who covers us downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Risks Related to Our Business, Our Intellectual Property, Our Financial Position and Need for Capital and Other Matters

Please see “Item 1A - Risk Factors” contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2014 which is incorporated by reference herein, for risk factors related to our business and industry and other matters.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the timing and success of preclinical studies and clinical trials conducted by us and our development partners;

•	the ability to obtain and maintain regulatory approval of our clinical trials and product candidates, and the labeling for any approved products;

•	the scope, progress, expansion, and costs of developing and commercializing our product candidates;

•	the size and growth of the potential markets for our product candidates and the ability to serve those markets;

•	our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;

•	the rate and degree of market acceptance of any of our product candidates;

•	our expectations regarding competition;

•	our anticipated growth strategies;

•	our ability to attract or retain key personnel;

•	our ability to establish and maintain development partnerships;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	regulatory developments in the United States and foreign countries;

•	our ability to obtain and maintain intellectual property protection for our product candidates;

•	the anticipated trends and challenges in our business and the market in which we operate; and

•	the use of our cash or cash equivalents.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. Except as required by law, we assume no obligation to update these statements publicly, or to update the reasons actual results could differ materially from those anticipated in these statements, even if new information becomes available in the future.

We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

Unless required by United States federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holder of the shares of our common stock described in the section entitled “Selling Stockholder” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholder. Upon the exercise of the warrant for 211,528 shares of our common stock by payment of cash, however, we will receive the exercise price of the warrant, which is $9.50 per share. The warrant covered by the registration statement of which this prospectus is a part does not have a net exercise provision.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by such selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by such selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ Capital Market listing fees and fees and expenses of our counsel and our auditors.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder include those issued to the selling stockholder pursuant to the purchase agreement we entered into with the selling stockholder and shares of common stock issuable upon exercise of the warrant purchased pursuant to the purchase agreement. For additional information regarding the issuance of the common stock and warrant, see “Private Placement of Common Stock and Warrant” above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrant issued pursuant to, or in connection with, the purchase agreement, the selling stockholder have not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the common stock and warrant, as of March 15, 2015, assuming exercise of all warrants held by the selling stockholder on that date, without regard to any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

Under the terms of the warrant, the selling stockholder may not exercise the warrant to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of the then-outstanding shares of our common stock following such exercise without giving 60 days’ prior notice to us, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrant which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (1)
Cowen Investments LLC	423,056	(2)	423,056	0

(1)

Represents the number of shares of common stock that will be beneficially owned by the selling stockholder after completion of this offering based on the assumptions that (i) all of the shares of common stock registered for resale by the registration statement of which this prospectus is a part will be sold and (ii) no other shares of common stock will be acquired or sold by the selling stockholder before completion of this offering. However, the selling stockholder may sell all, part or none of its shares of common stock offered pursuant to this prospectus and may sell all, part or none of its common stock pursuant to one or more exemptions from the registration provisions of the Securities Act of 1933, as amended.
(2)	Includes 211,528 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock with an exercise price of $9.50 per share, which may be exercised after July 21, 2015 and expires on January 21, 2018. RCG LV Pearl, LLC is the sole member of Cowen Investments LLC. RCG LV Pearl, LLC disclaims beneficial ownership of the shares held by Cowen Investments LLC. Cowen Group, Inc. is the sole member of RCG LV Pearl, LLC. Cowen Group, Inc. disclaims beneficial ownership of the shares held by Cowen Investments LLC. Peter A. Cohen, the Chairman and Chief Executive Officer of Cowen Group, Inc., has voting and investment control over the shares held by Cowen Investments LLC. Mr. Cohen disclaims beneficial ownership of these shares. An affiliate of Cowen Investments LLC is a FINRA member. However, this affiliate will not sell any shares to be offered by Cowen Investments LLC through the prospectus and will receive no compensation whatsoever in connection with sales of shares by Cowen Investments LLC through the prospectus. The address for Cowen Investments LLC is 599 Lexington Avenue, New York, NY 10022.

PLAN OF DISTRIBUTION

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrant by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on The NASDAQ Capital Market under the symbol “ALDX” since May 2, 2014. Prior to that, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on The NASDAQ Capital Market:

Year ending December 31, 2014	High	Low
Second Quarter (1):	$8.22	$6.00
Third Quarter:	$7.63	$3.00
Fourth Quarter:	$11.99	$5.39

Year ending December 31, 2015	High	Low
First Quarter (2):	$13.50	$6.90

(1)	Represents the period from May 2, 2014, the date on which our common stock first began to trade on The NASDAQ Capital Market after the pricing of our initial public offering, through June 30, 2014, the end of our second fiscal quarter.
(2)	Represents the period from January 1, 2015 through March 26, 2015.

On March 26, 2015, the closing price for our common stock was $10.40 per share. As of December 31, 2014, there were 10 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, and all currently available funds for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, unless waived, the terms of our loan and security agreement with Square 1 Bank do not allow us to pay cash dividends. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in our current or future financing instruments.

DILUTION

This offering is for sales of common stock by the selling stockholder on a continuous or delayed basis in the future. Sales of common stock by the selling stockholder will not result in a change to the net tangible book value per share before and after the distribution of shares by the selling stockholder.

There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of shares of common stock may not bear any rational relationship to net tangible book value per share of the common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2015 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock based on currently available Schedules 13D and 13G filed with the SEC.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 6,890,021 shares of our common stock outstanding as of March 15, 2015, which includes the 211,528 outstanding shares of our common stock being offered by this prospectus. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options and warrants that are currently exercisable or exercisable within 60 days after March 15, 2015 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Aldeyra Therapeutics, Inc., 131 Hartwell Avenue, Suite 320, Lexington, MA 02421.

Name and Address of Beneficial Owner	Number of shares beneficially owned		Percentage of shares beneficially owned
5% Stockholders:
Funds Affiliated with Domain Associates	1,992,955	(1)	28.9%
Johnson & Johnson Innovation-JJDC, Inc.	1,750,292	(2)	25.4%
FMR LLC	834,811	(3)	12.1%

Directors and Named Executive Officers:
Todd C. Brady, M.D., Ph.D.	209,111	(4)	3.0%
Stephen Tulipano	0		*
Scott L. Young	98,944	(5)	1.4%
Ben Bronstein, M.D.	20,503	(6)	*
C. Boyd Clarke	15,500		*
Martin Joyce	13,500		*
Gary Phillips, M.D.	18,071	(7)	*
Jesse Treu, Ph.D.	1,992,955	(8)	28.9%
Neal Walker, D.O.	13,052	(9)	*

All current executive officers and directors as a group (9 persons)	2,381,636	(10)	33.0%

*	Less than 1% of the outstanding shares of common stock.
(1)

Consists of 10,358 shares of common stock held by Domain Associates LLC, 1,973,389 shares of common stock held by Domain Partners VI, L.P. and 9,208 shares of common stock held by DP VI Associates, L.P. The managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P., share voting and investment power with respect to these shares. The managing members of Domain Associates LLC are James Blair,

Kathleen Schoemaker, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar and Nimesh Shah. Each of James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar and Nimesh Shah share voting and investment power with respect to the securities held by Domain Associates LLC. Each of James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar and Nimesh Shah disclaims beneficial ownership of the securities held by Domain Associates LLC except to the extent of his or her pecuniary interest therein, if any.
(2)	Linda Vogel, Investment Portfolio Manager, of Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”) exercises voting and dispositive power over the shares held by JJDC. The address of JJDC is: 410 George St., New Brunswick, NJ 08901.
(3)	Consists of (a) 556,516 shares held by Fidelity Select Biotechnology Portfolio and (b) 278,295 shares held by Fidelity Advisor Biotechnology Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for Fidelity Select Portfolios: Biotechnology Portfolio is c/o Brown Brothers Harriman & Co., 525 Washington Blvd, Jersey City, NJ 07310. The address for Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund is c/o State Street Bank & Trust, P.O. Box 5756, Boston, MA 02206.
(4)	Includes options to purchase 194,022 shares of common stock that may be exercised within 60 days of March 15, 2015.
(5)	Includes options to purchase 98,944 shares of common stock that may be exercised within 60 days of March 15, 2015.
(6)	Includes options to purchase 8,003 shares of common stock that may be exercised within 60 days of March 15, 2015.
(7)	Includes options to purchase 8,696 shares of common stock that may be exercised within 60 days of March 15, 2015.
(8)	Includes securities beneficially owned by Domain Partners VI, DP VI Associates, L.P. and Domain Associates LLC as set forth in footnote 1 above, for which Dr. Treu may be deemed to share voting and investment power. Dr. Treu disclaims beneficial ownership of the securities held by Domain Partners VI, DP VI Associates, L.P. and Domain Associates LLC except to the extent of his pecuniary interest therein, if any.
(9)	Includes options to purchase 6,802 shares of common stock that may be exercised within 60 days of March 15, 2015.
(10)	Includes options to purchase 316,467 shares of common stock that may be exercised within 60 days of March 15, 2015.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Boston, Massachusetts.

EXPERTS

The financial statements as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014 incorporated by reference in this Prospectus and in the Registration Statement on Form S-1 have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. You can review our electronically filed reports and other information that we file with the SEC on the SEC’s web site at http://www.sec.gov or on our web site at http://www.aldeyra.com.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 23, 2015;

•	our Current Reports on Form 8-K, as filed with the SEC on January 1, 2015, January 13, 2015, January 15, 2015, January 20, 2015, January 22, 2015, March 2, 2015, March 13, 2015, March 17, 2015 and March 19, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on March 4, 2014, including any amendment or report filed for the purpose of updating such description. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Aldeyra Therapeutics, Inc. 131 Hartwell Avenue, Suite 320, Lexington, MA 02421, (781) 761-4904 email address: dburke@theruthgroup.com. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.aldeyra.com. The information contained in, or accessible through, our website does not constitute part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by the Registrant. All amounts are estimates except the SEC registration fee.

Amount
Securities and Exchange Commission registration fee	$528
Accountant’s fees and expenses	$25,000
Legal fees and expenses	$50,000
Transfer agent’s fees and expenses	$2,500
Miscellaneous	$11,972

Total expenses	$90,000

Item 14.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The Registrant’s amended and restated bylaws provide that the Registrant must indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The securities purchase agreement and registration rights agreement entered into with the selling stockholder, provides for by the Registrant of the selling stockholder, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

See also “Undertakings” set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding the shares of common stock and preferred stock and the warrants issued, and options granted, by us in the three years preceding the filing of this registration statement that were not registered under the Securities Act of 1933.

(1)	Under the 2010 Employee, Director and Consultant Equity Incentive Plan, we granted stock options to purchase shares of our common stock to certain of our employees, officers, consultants and advisors, as follows: (a) in 2012, we granted stock options to purchase 28,695 shares of our common stock at an exercise price of $3.24 per share, (b) in 2013, we granted stock options to purchase an aggregate of 446,568 shares of our common stock at an exercise price of $0.55 per share and (c) in 2013 we granted stock options to purchase an aggregate of 96,042 shares of our common stock at an exercise price of $4.56 per share.

(2)	In 2013, we issued and sold an aggregate of 387,686 shares of Series B convertible preferred stock to investors for an aggregate purchase price of $2.0 million.

(3)	In 2012, as consideration for entering into a debt facility, we issued a warrant to Square 1 Bank exercisable for an aggregate of 2,042 shares of our Series A convertible preferred stock at an initial exercise price of $12.24 per share. This warrant became exercisable for an aggregate of 4,844 shares of our common stock immediately prior to the closing of our public offering.

(4)	In 2012, in connection with our Series B financing, we issued warrants to investors exercisable for an aggregate of 96,921 shares of our Series B convertible preferred stock at an initial exercise price of $5.16 per share. These warrants became exercisable for an aggregate of 96,921 shares of our common stock immediately prior to the closing of our public offering.

(5)	In 2013, in connection with our Series B financing, we issued warrants to investors exercisable for an aggregate of 96,921 shares of our Series B convertible preferred stock at an initial exercise price of $5.16 per share. These warrants became exercisable for an aggregate of 96,921 shares of our common stock immediately prior to the closing of our public offering.

(7)	In 2013 we sold an aggregate of 12,948 shares of our common stock to Todd C. Brady, M.D., Ph.D. pursuant to a restricted stock grant under our 2010 Employee, Director and Consultant Equity Incentive Plan.

(8)	In 2013 we issued a convertible promissory note in the principal amount of $170,000 to Domain Partners VI, L.P. convertible into shares of our common stock in connection with our initial public offering. The note accrued interest at a rate of 6% per annum and was converted into shares of our common stock at the initial public offering price per share of the common stock.

(9)	In 2013 as consideration for the amendment to our debt facility, we issued a warrant to Square 1 Bank exercisable for an aggregate of 9,692 shares of our Series B convertible preferred stock at an initial exercise price of $5.16 per share. This warrant became exercisable for an aggregate of 9,692 shares of our common stock immediately prior to the closing of our public offering.

(10)	On January 14, 2015, we issued and sold 1,113,080 shares of our common stock at a price per share of $7.00 and warrants to purchase approximately 1,113,080 shares of our common stock at an exercise price of $9.50 per share in a private placement to accredited investors for an aggregate purchase price of approximately $7.79 million.

(11)	On January 21, 2015, we issued and sold 211,528 shares of our common stock at a price per share of $9.33 and a warrant to purchase approximately 211,528 shares of our common stock at an exercise price of $9.50 per share in a private placement to an accredited investor for an aggregate purchase price of approximately $2.00 million.

The offers, sales, grants and issuances of the securities described in paragraph (1) and (7) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701. The recipients of such securities were our employees, officers, bona fide consultants and advisors and received the securities under our 2004 Employee, Director and Consultant Stock Plan and our 2010 Employee, Director and Consultant Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us

The offer, sale, and issuance of the securities described in paragraphs (2), (3), (4), (5), (6), (8), (9), (10) and (11) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act in that the issuance of the security to the accredited investor did not involve a public offering. The recipients of the securities in this transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in this transaction. The recipient of the securities in this transaction was an accredited investor under Rule 501 of Regulation D.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Massachusetts, on this 27th day of March, 2015.

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd Brady, M.D., Ph.D.
Todd Brady, M.D., Ph.D. President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Aldeyra Therapeutics, Inc., hereby severally constitute and appoint Todd Brady, M.D., Ph.D. and Stephen Tulipano, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Todd Brady, M.D., Ph.D. Todd Brady, M.D., Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	March 27, 2015

/s/ Stephen Tulipano Stephen Tulipano	Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2015

/s/ C. Boyd Clarke C. Boyd Clarke	Chairman of the Board of Directors	March 27, 2015

/s/ Ben Bronstein, M.D. Ben Bronstein, M.D.	Director	March 27, 2015

/s/ Martin J. Joyce Martin J. Joyce	Director	March 27, 2015

/s/ Gary Phillips, M.D. Gary Phillips, M.D.	Director	March 27, 2015

/s/ Jesse Treu, Ph.D. Jesse Treu, Ph.D.	Director	March 27, 2015

/s/ Neal Walker, D.O. Neal Walker, D.O.	Director	March 27, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.1	Restated Certificate of Incorporation of Registrant, (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed on May 7, 2014, and incorporated herein by reference)

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed on May 7, 2014, and incorporated herein by reference)

4.1	Specimen stock certificate evidencing the shares of common stock (filed as Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

4.2	Investor Rights Agreement dated as of December 20, 2012 (filed as Exhibit 4.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

4.3	Form of Representative’s Warrant Agreement (filed as Exhibit 4.3 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

4.4	Form of Warrant to Purchase Common Stock of Aldeyra Therapeutics, Inc. (filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K as filed on January 15, 2015, and incorporated herein by reference)

4.5	Form of Warrant to Purchase Common Stock of Aldeyra Therapeutics, Inc. (filed as Exhibit 4.5 to the Registrant’s Current Report on Form 8-K as filed on January 22, 2015, and incorporated herein by reference)

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1	Form of Indemnity Agreement for Directors and Officers (filed as Exhibit 10.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

10.2†	Offer Letter, effective as of August 1, 2013, between the Registrant and Todd C. Brady, M.D., Ph.D. (filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.3†	Offer Letter, effective as of July 15, 2013, between the Registrant and Scott L. Young (filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.4†	Offer Letter, effective November 29, 2013 between the Registrant and Todd C. Brady, M.D., Ph.D. (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.4(a)†

Offer Letter Amendment, effective February 19, 2014 between the Registrant and Todd C. Brady, M.D., Ph.D (filed as Exhibit 10.4(a) to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

10.5†	Offer Letter, effective November 27, 2013, between the Registrant and Scott L. Young (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.5(a)†	Offer Letter Amendment, effective February 20, 2014 between the Registrant and Scott L. Young (filed as
Exhibit 10.5(a) to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

10.6†	2004 Employee, Director and Consultant Stock Plan, as amended, and form of option agreement thereunder (filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.7†	2010 Employee, Director and Consultant Equity Incentive Plan, as amended, and form of option agreement thereunder (filed as Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.8†	2013 Equity Incentive Plan and form of option agreement thereunder (filed as Exhibit 10.8 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

10.8.(a)†	Form Notice of Stock Option Grant under the 2013 Equity Incentive Plan (filed as Exhibit 10.8(a) to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

10.8(b)†	Form Notice of Stock Unit Award under the 2013 Equity Incentive Plan (filed as Exhibit 10.8(b) to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

10.10‡	License and Supply Agreement dated as of February 19, 2010 between the Registrant and CyDex Pharmaceuticals, Inc. (filed as Exhibit 10.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 27, 2014, and incorporated herein by reference)

10.11	Loan and Security Agreement, dated as of April 12, 2012, between Square 1 Bank and the Registrant (filed as Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.12	Amendment No. 1 to Loan and Security Agreement, date as of November 20, 2013 between Square 1 Bank and the Registrant (filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.13	Amendment No. 1 to Loan and Security Agreement, date as of November 20, 2013 between Square 1 Bank and the Registrant (filed as Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on January 7, 2014, and incorporated herein by reference)

10.14	Offer Letter dated June 13, 2014 between the Registrant and Stephen Tulipano (filed as Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (as filed on August 7, 2014, and incorporated herein by reference)

10.15	Sublease dated August 18, 2014 between the Registrant and MacLean Power L.L.C. (filed as Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (as filed on November 12, 2014, and incorporated herein by reference)

10.16	Second Amendment to Loan and Security Agreement, dated as of November 7, 2014, between Square 1 Bank and the Registrant (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed on November 7, 2014, and incorporated herein by reference)

10.17	Form of Purchase Agreement dated January 12, 2015 (filed as Exhibit 10.42 to the Registrant’s Current Report on Form 8-K as filed on January 13, 2015, and incorporated herein by reference)

10.18	Form of Registration Rights Agreement, dated as of January 14, 2015 (filed as Exhibit 10.43 to the Registrant’s Current Report on Form 8-K as filed on January 15, 2015, and incorporated herein by reference)

10.19	Form of Purchase Agreement dated January 20, 2015 (filed as Exhibit 10.44 to the Registrant’s Current Report on Form 8-K as filed on January 20, 2015, and incorporated herein by reference)

10.20	Form of Registration Rights Agreement, dated as of January 21, 2015 (filed as Exhibit 10.45 to the Registrant’s Current Report on Form 8-K as filed on January 22, 2015, and incorporated herein by reference)

23.1*	Consent of BDO USA, LLP, independent registered public accounting firm

23.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)

24.1	Power of Attorney. Reference is made to page II-6 of this Registration Statement

101.INS	XBRL Instance Document (incorporated by reference to Exhibit 101.INS to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 23, 2015)

101.SCH	XBRL Taxonomy Extension Schema Document (incorporated by reference to Exhibit 101. SCH to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 23, 2015)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (incorporated by reference to Exhibit 101. CAL to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 23, 2015)

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (incorporated by reference to Exhibit 101. DEF to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 23, 2015)

101.LAB	XBRL Taxonomy Extension Label Linkbase Document (incorporated by reference to Exhibit 101. LAB to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 23, 2015)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (incorporated by reference to Exhibit 101. PRE to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 23, 2015)

†	Compensation Arrangement.
‡	Confidential treatment has been granted with respect to certain portions of this document.
*	Filed herewith.